CERTIFICATION PURSUANT TO SECTION 1350 OF CHAPTER 63

OF TITLE 18 OF THE UNITED STATES CODE

I, Christopher Guarnotta, Principal Financial Officer of Man Investments (USA) Corp., the general partner of Man-AHL Diversified I L.P. (the “Partnership”), certify that (i) the Annual Report of the Partnership on Form 10-K for the period ending December 31, 2021 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and (ii) the information contained in such Report fairly presents, in all material respects, the financial condition and results of operations of the Partnership, (iii) I have reviewed this Amendment No. 1 to the Annual Report on Form 10-K of Man-AHL Diversified I L.P. (the “Partnership”) and

Date: March 31, 2022

/s/ Christopher Guarnotta
Christopher Guarnotta
Principal Financial Officer of Man Investments (USA) Corp., the General Partner of the Partnership